EXHIBIT 10.10

                  AMENDED AND RESTATED DISTRIBUTION AGREEMENT

                                 by and among

                            CHARLES RIVER BRF, INC.

                          a Delaware (US) corporation

                                      and

                       CHARLES RIVER LABORATORIES, INC.

                         a Delaware (US) corporation,

                                      and

                           BIOCULTURE MAURITIUS LTD.

                            A Mauritius corporation





                              December 23, 1997





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                  AMENDED AND RESTATED DISTRIBUTION AGREEMENT

This Amended and Restated Distribution Agreement (the "Agreement"), dated as of the 23rd day of December, 1997, is made by and among Charles River Laboratories, Inc., a Delaware (US) corporation ("CRL"); Charles River BRF, Inc., a Delaware (US) corporation and a wholly-owned subsidiary of CRL; and Bioculture Mauritius Ltd., a Mauritius corporation ("BCM"), and Owen and Mary Ann Griffiths as related to Paragraph 12 only. For purposes of this Agreement, references to "BRF" shall include all affiliates of BRF, including, without limitation, CRL and Shamrock (Great Britain) Ltd.

WHEREAS, BCM, under the direction of the Griffiths, has been engaged for several years in the capture, breeding and export for sale of Macaca fascicularis, or cynomologus, primates and

WHEREAS, BRF is engaged in the breeding, import and sale of non-human primates worldwide, as a wholly-owned subsidiary of CRL from 1978 to 1994, as an independent not-for-profit corporation from 1994 to 1996, and again as a wholly-owned subsidiary of CRL from 1996 to the present; and

WHEREAS, CRL and BCM entered into a Supply Agreement dated as of November 1, 1989, pursuant to which CRL acted as BCM's worldwide distributor of Mauritius-source cynomologus primates; and

WHEREAS, CRL and BCM amended and restated the November 1989 Supply Agreement as of June 1, 1994, in order to, among other things, extend its terms and add BRF as a party; and

WHEREAS, BCM and CRL/BRF wish to amend and restate the June 1994 Distribution Agreement in order to, among other things, further extend its term.

NOW, THEREFORE, for good and valuable consideration the parties intending to be legally bound, hereby agree as follows:

1.       Term

         a. This Agreement will commence on the date hereof and shall continue until December 31, 2005 (as such term may be extended pursuant to Paragraph 1 (b) below, the "Term").

         b. Unless BRF or BCM has been previously notified that it is in material breach of this Agreement and such breach has not been cured or waived, this Agreement as it relates to all areas of the world, shall automatically renew for one additional five-year period, with exception to the specific reference of clause 12. Should the parties determine that the price adjustment mechanism set forth in Paragraph 5 below has not yielded prices which accurately reflect the market price for Mauritian cynomologus primates at the time of renewal, then BCM and BRF shall negotiate in good faith to


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         establish an alternate pricing schedule for use in the renewal period, which shall take into consideration then-current market conditions. In establishing such an alternate pricing schedule, the parties shall take into account the value of medical, conditioning, quarantine, marketing and other services provided by BRF in connection with BRF's worldwide distribution of primates sourced from BCM and the value of breeding, medical, conditioning, quarantine, export and other services provided by BCM, as well as evidence of the then prevailing wholesale and retail world market price for Macaca fascicularis.

         c. In connection with any renewal of this Agreement, BCM and BRF shall negotiate in good faith to establish annual minimum purchase and supply requirements applicable to the renewal period, which will be binding on the parties. The new minimums will be set on the basis of: (a) BCM's ability to produce, (b) World demand, (c) BRF's market share.

         d. Notwithstanding the provisions of Paragraph 1(a) and 1(b) hereof, BCM agrees to provide sufficient quantities of Qualified Primates to BRF in a period beyond the term hereof to allow BRF to meet all of its obligations to its contract customers, and the terms and conditions of this agreement shall govern the sale of such primates until BRF's obligations to its contract customers are satisfied in full. For purposes of this agreement "Contract Customers" refers to those customers who enter into agreements with BRF or CRL for the purchase of Mauritius source cynomo1gus primates on or before December 31, 2005 and those additional customers who enter into similar agreements with BRF after December 31, 2005 with the consent of BCM. No contracts between BRF and its affiliates will be eligible to be treated as agreements with Contract Customers under this paragraph without the consent of BCM. Proof of the existence of any agreements with Contract Customers shall be provided to BCM at BCM's request. The contracts listed on Schedule 1(d) are hereby irrevocably designated as Customer Contracts by BCM as of the date of this Agreement and shall be treated as such throughout the Term,

2.       Commitment to Purchase

         a. Subject to Paragraph 2(b) and 2(c) below, BRF hereby commits to purchase from BCM, and BCM hereby agrees to supply to BRF, during each calendar year included in the initial Term, the number of "Qualified Primates" specified on Exhibit A hereto (in each case, the "Annual Minimum"). In the event (i) BRF elects, at its discretion, to purchase Qualified Primates during any calendar year included in the Term and to hold such Qualified Primates in inventory for sale in the subsequent calendar year and (ii) such purchases are in excess of the Annual Minimum, in the year of purchase from BCM, then the number of Qualified Primates so purchased may be applied against BRF's Annual Minimum for the subsequent year as if those purchases were made in the subsequent year, provided that BRF gives BCM notice of the number of animals so applied at the time of the order, and provided BCM is in agreement, such agreement not to be unreasonably withheld. If BCM withholds agreement, then such


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         animals shall not count against the following years minimums. For purposes of this Agreement, the term "Qualified Primates" refers to purpose-bred cynomologus Primates, to be made available by BCM, which meet the following health, age and weight requirements, which are detailed more specifically in the standard operating procedures referenced in Paragraph 9 below:

              (i) Herpes B-virus free (by any and all available tests)

             (ii) Good general health (as evidenced by a thorough physical examination performed by a qualified veterinarian no more than two weeks prior to shipment)

            (iii) No tuberculosis

             (iv) No Simian AIDS (SIV, STLV-1, or any SRV serotype)

              (v) Screened for Shigella and salmonella.

             (vi) No apparent sign of respiratory disease.

            (vii) Currently vaccinated for tetanus and measles (unless a specific request is made not to vaccinate).

           (viii) Minimum weight of 2.0 kilograms and maximum weight of 5.0 kg.

             (ix) No clinical signs of enteritis, hepatitis, malaria, or any other disease.

             (x)  Screened and treated for internal and external parasites

             (xi) No apparent physical deformities,

         Health reports shall accompany each animal shipment documenting specific examinations and testing procedures to meet the health requirements as set forth herein. Such examinations shall include a thorough pre-shipment examination during the time that primates are housed in single cages involving, among other things, an oral examination.

         b. Subject to Paragraph 2(c) below, BRF hereby agrees to purchase no less than 20 % of its Annual Minimum for a given calendar year during the first three (3) months of such year, and sufficient quantity in the second three (3) month period such that in the first six months BRF will have purchased not less than 40% of its Annual Minimum. In calculating whether or not this target has been reached in the first two periods of three months each, the Dollar value of ferals purchased may be taken into consideration. However on an annual basis ferals may not be taken into consideration in terms of BRF's commitment to purchase the Annual Minimums. If BRF fails to meet 80% of it purchase requirement during any one of these periods or does not purchase 80% of its Annual Minimum during the applicable calendar year, then BCM shall be free to sell the number of Qualified Primates not purchased in each case, (the "Released Amount"), but no more, to third-party purchasers. In this event BCM shall thereafter have the right to make available to third-party purchasers a number of Qualified Primates equal to the Released Amount during each of the successive calendar years included in the Term, so long as BCM is not then in default under this Agreement and BRF's Annual Minimum shall be correspondingly reduced by the Released Amount, provided however, that in no event will BCM fail to keep in stock a


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         number of Qualified Primates meeting the age, health, weight and other specifications necessary for BRF to meet its on-going obligations under all customer contracts with its Contract Customers identified pursuant to Paragraph 1(d) throughout the Term. BCM shall not have this right to do any of the foregoing in the event that BRF's failure to meet its purchase requirements is due to BCM's inability to fill orders for Qualified Primates or due to reasons beyond BRF's control (e.g. air embargoes or government action). Enforcement of this Paragraph 2(b) shall be BCM's sole remedy in the event BRF elects not to purchase its annual minimums hereunder,

         c. BCM understands and agrees that it is essential for BRF to be able to supply its primate customers with Qualified Primates of various age and weight ranges in order to meet their respective research needs. Consequently, BCM agrees on a best-effort basis, that it will make Qualified Primates available to BRF at ages and body weights distributed throughout the weight range specified in Paragraph 2 (a). BCM further guarantees a male-to-female ratio of approximately 50/50 among Qualified Primates. Furthermore, BRF agrees that in each calendar year total orders of Qualified Primates will be in an equal sex ratio.

         d. Given BCM's requirement by the UK home office to develop breeding with captive bred (Fl) breeding stock, additional excess male primates may become available for sale. In the event such excess animals become available, BCM shall give BRF written notice of its intention to sell such animals and BRF shall have sixty (60) days to commit to purchase all or a portion of such animals at a price to be negotiated between BRF and BCM, which price shall not be higher than the price for Qualified Primates hereunder. Any excess animals so purchased shall be credited against the Annual Minimum for the applicable year. In the event BRF does not commit to purchase all the excess animals offered by BCM, BCM shall have the right to sell the unpurchased portion of such animals to a Qualified Distributor (as hereinafter defined) at a price equal to or greater than the price offered to BRF. At BRF's request, BCM shall provide BRF with documentation sufficient to establish, to BRF's satisfaction, the purchase price paid by any Qualified Distributor for excess animals offered pursuant to this Paragraph 2(d) and the identity of such Qualified Distributor.

         e. If at any time BRF desires to increase the number of Qualified Primates BCM guarantees to supply hereunder, BRF shall so notify BCM, and the parties agree to re-negotiate in good faith an increase in the Annual Minimum for each calendar year remaining in the Term.

         f. If BRF fails to purchase the minimums for three consecutive years, for (i) reasons other than BCM's inability to deliver Qualified Primates ordered by BRF or (ii) without the prior approval of BCM then BCM has the right to cancel this agreement. BCM may exercise this right at any time subsequent to these three years upon three months prior written notice, and failure to exercise this right by BCM in any one year is not to be construed as a waiver of this right.


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         g. BRF will promote BCM as a supplier in its marketing efforts, including trade show exhibits referencing BCM. BRF will give BCM at least as much prominence as it does to any other suppliers in its marketing efforts. In order to permit BRF to undertake such marketing efforts, BCM shall, at its own cost and expense, prepare a quality brochure in sufficient quantities for use by BRF.

         h. The parties agree that BRF may, under certain circumstances, find it necessary for BCM to house Qualified Primates purchased by BRF at BCM's facilities pending delivery. BCM and BRF agree to negotiate in good-faith regarding the per-unit per diem charges to be applied under such circumstances, and BCM agrees to use its best efforts to accommodate such Qualified Primates if so requested by BRF.

3.       Sales of Feral Primates

         a. Throughout the term of this Agreement BRF shall have the right, but not the obligation, to purchase feral cynomologus primates ("Feral Primates") from BCM at the per-unit purchase prices specified in Paragraph 5 below. All such Feral Primates shall meet each of the health and testing requirements outlined in Paragraph 2(a) above and shall be accompanied by documentation in the same manner as Qualified Primates, except that the upper weight range will be restricted to 6 kilograms. Animals in excess of 6 kilograms will be accepted only with the prior consent of BRF.

         b. In addition. to whatever rights BRF may have pursuant to Paragraph 3(a) above, BCM shall, prior to the sale by it from time to time of any Feral Primates to a Qualified Distributor (as hereinafter defined), offer to BRF by written notice (the "Offer") the right, for a period of sixty (60) days, to purchase all or a portion of the Feral Primates then offered, at the purchase price specified in Paragraph 5 below.

         c. The offer shall describe the characteristics of the Feral Primates being offered, and shall specify the number of Feral Primates to be made available for sale. BRF may accept BCM's offer for all or any portion of the Feral Primates offered by written notice of acceptance (the "Acceptance"), given to BCM prior to the expiration of the sixty-day notice period, in which case BCM shall sell, and BRF shall purchase that number of Feral Primates agreed to be purchased by BRF in the Acceptance.

         BCM shall be free at any time after the sixty-day notice period to offer and sell to any Qualified Distributor the number of Feral Primates not agreed to be purchased by BRF in the Acceptance, but only at a price which is not less than the price available to BRF. At BRF's request, BCM shall provide BRF with documentation sufficient to establish, to BRF's satisfaction, the purchase price paid by any Qualified Distributor for Feral Primates offered pursuant to this Paragraph 3(b) and the identity of such Qualified Distributor. For the purpose of this agreement, Qualified Distributor shall be those distributors of primates which BRF and BCM mutually agree in writing have the qualifications and reputation that will serve to enhance the reputation of Mauritian cynomolgus primates around the world.


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         d. Throughout the term, BCM agrees, on behalf of itself and its joint-venture partners, to sell feral Primates only to Qualified Distributors and that the price charged by BCM for any Feral Primates which may be sold during the Tenn of this Agreement shall in no event be less than the price available to BRF.

         e. If BCM is dissatisfied with the level of sales of Feral Primates in Belgium and France, then BCM shall provide BRF with written notice of its dissatisfaction. BRF shall have thirty days to satisfy BCM that it has taken all reasonable actions to service the French and Belgium markets with Feral Primates. If BRF fails to so satisfy BCM within this thirty-day period, BCM shall have the right to sell Feral Primates into France and Belgium without providing BRF with a right of first refusal.

4.       Dedicated Primate Production: Guaranteed fSupply

         a. BCM on behalf of itself and its joint-venture partners, hereby agrees to make available annually, out of those primates expected to be produced by BCM and its joint-venture partners during the Term a minimum of 5,000 primates (the "Dedicated Production Amount"). Such Dedicated Production Amount shall at all times be reserved exclusively for purchase by BRF and shall not be made available to third parties without the express written consent of BRF unless BRF has not taken minimums as per clause 2.

         b. The parties agree that the Dedication Production Amount shall consist of both Qualified Primates and other purpose-bred cynomologus primates which are available for purchase from BCM, but which do not meet the criteria set forth in Paragraph 2(a) above ("Non-Qualified Primates"). BRF may, in its sole discretion, purchase Non-Qualified Primates from BCM, in which event purchase of such Non-Qualified Primates shall be counted against CRL's Annual Minimum.

5.       Pricing

         a. BRF shall pay to BCM the following firm and fixed US Dollar prices (in each case, the "Prices") during 1998 (i.e., January 1, 1998 through December 31, 1998): (i) all Feral Primates (regardless of weight), $546 each, and (ii) Qualified Primates, up to 2.9 kilograms in weight, $1308 for BRF/Houston (US) and $1283 for Shamrock/UK, with said Price for Qualified Primates increasing in equal increments of $55 above the aforementioned US and UK base prices for each 250 gram increase in weight above 3.0 kilograms (for example, the 1998 prices for Qualified Primates in the US and UK weighing between 3.0 and 3.25 kilograms shall be $1363 and $1338, respectively). BRF shall pay to BCM US $620 each for feral primates purchased during calendar year 1999.

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         b. The prices set forth above shall remain in effect through the period specified. Thereafter, revised Prices will be established for each subsequent calendar year thirty (30) days prior to the commencement of such year based on BRF's annual percentage price increase for Feral Primates and Qualified Primates of various weights and ages, as reflected in BRF's most recent price list (whether publicly circulated or used internally) (in each case, the 'Annual Percentage Price Increase'), such that the price paid to BCM hereunder, shall in each case, be increased by a percentage which equals the Annual Percentage Price increase. BRF shall make available to BCM at the beginning of each year its annual price list for primates. For the purpose of this clause, the 'BRF Price List' will be the generally released BRF price list minus any trade or quantity discounts. That is the actual price payable by BRF's customers which is to be taken to be the price of Mauritian Qualified Primates, for the purpose of this clause. BRF is to make available to BCM details of quantities sold at various prices during the year so the average selling price for the year can be established.

         c. In the event BRF's or BCM's cost of doing business is substantially increased, (for example as a result of airline embargoes, government action or legislation or dramatically changed exchange rates) which increase cost is also being incurred generally by commercial primate distributors, in the case of BRF and by commercial primate suppliers, in the case of BCM, the parties agree to renegotiate in good faith the prices hereunder to adequately reflect such increased costs.

         d. The prices set forth above are inclusive of all tests and conditioning carried out in Mauritius, including Salmonella and Shigella tests.

         e. BRF shall pay to BCM per diems for all Feral and Qualified Primates held by BCM at BRF's direction and for BRF's (or BRF's customers') account. The per diem rate for 1998 shall be $1.10 per animal boarded, regardless of weight, age or feral/bred origin. The maximum number of animals for which BRF may request boarding at any one time BCM shall be 600. While title and risk of loss of animals boarded by BCM shall remain with BCM, BRF shall otherwise assure BCM that BRF will take ownership at some later date of all animals placed on boarding. At BRF's option, either BRF or BCM shall obtain insurance on the animals held on per them at BCM, in an amount equal to BRF's selling price therefor. In the event that BRF requests BCM to obtain insurance, said insurance shall be with a reputable and financially secure Mauritian insurance company approved by BRF, in the name of both BRF and BCM, with the proceeds from any loss claim payable to BRF. The cost of insurance of animals held on per diem for BRF's (or BRF's customers' account) shall in any case be borne entirely by BRF.

6.       Forecasts and Orders

         a. Within ten (10) business days of the date hereof, and on the 10th day following the close of each calendar quarter included in the Term, BRF shall provide BCM with a


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         rolling twelve-month forecast of its anticipated purchase
         requirements, with information provided on a quarterly basis. Such forecasts are intended to assist BCM in its planning process and shall not obligate BRF to purchase any primate from BCM in excess of the applicable Annual Minimum. However, BCM shall use its best efforts to make available those Qualified Primates necessary to meet BRF's forecast supply requirements. BCM shall on at least a monthly basis, inform BRF in writing of its primate stock on hand (with reference to age, sex, weight, and health status), and shall otherwise use its best efforts to assist BRF in preparing its forecasts.

         b. BRF shall order primates from BCM by submitting standard purchase orders ('Orders') to BCM, Orders are to be executed by BRF and acknowledged in a signed writing by BCM, and such Orders and acknowledgments will become an integral pan of this Agreement. Shipment terms, including delivery dates, will be specified by BRF in each Order.

         c. This Agreement and the terms of BRF's Orders shall exclusively govern the purchase and sale of any Primates from BCM. In no event shall BCM's standard terms and conditions of sale as set forth in its acknowledgment or other sales documentation be applicable to the Purchase and sale of primates, unless and to the extent such terms and conditions are fully consistent with or in furtherance of the terms and conditions set forth in this Agreement and BRF's Orders.

7.       Terms of Sale

         BRF will pay the prices for any primates purchased from BCM net thirty days. BRF will be responsible for the costs of transporting primates purchased to their ultimate destination, as well as any sales, use, excise or similar taxes imposed by the government of Mauritius (but excluding any conservation tax (currently US $50 per primate exported).

8.       Delivery and Acceptance

         a. Delivery shall be FOB Mauritius with all freight expenses being paid by BRF upon delivery. Title to and general risk of loss of primates purchased by BRF shall pass to BRF at the time of delivery to the initial customs airport in the country of destination. Promptly following delivery, BCM shall invoice for all of the primates tendered.

         b. Each primate shipped under this Agreement shall be deemed accepted by BRF within thirty (30) days following delivery to the initial customs airport in the country of destination. Acceptance shall not be deemed to occur, however, if prior to the expiration of such period BRF informs BCM in accordance with Paragraph 9 that the BCM product warranty (as described in Paragraph 9) has not been fully satisfied for any such primate.


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9.       Product Warranty

         a. BCM warrants that each delivered Qualified Primate will meet all of the health, age and weight requirements set forth in Paragraph 2, or in any Order from BRF if the parties agree the requirements in the Order shall apply.

         b. BCM warrants that each delivered Feral or Non-Qualified Primate will meet only those health, age and weight requirements set forth in the applicable offer.

         c. The foregoing warranties shall be subject to BRF's handling and maintaining any primates received from BCM in accordance with generally accepted procedures for the handling of non-human primates.

         d. Upon notification of a defect by BRF within the respective acceptance periods set forth in Paragraph 8(b) resulting in a severe illness/mortality (naturally or by action of a BRF veterinarian in accordance with BRF's standard veterinary protocols) of the defective primate, BRF shall be entitled to deduct from its invoice the unit price of said defective primate, and the cost of its transport. However, BCM shall have the right to have an independent mutually acceptable veterinarian verify any such defect notification by BRF at BCM's sole expense.

         e. Except for the remedy set forth in Paragraph 8(b) and 9(d), BCM shall not otherwise be liable for damages to BRF or to BRF's customers, following on from the supply of such a defective primate.

10.      Management of BCM Primate Operation,

         BCM's primate operations, and the operations of its joint-venture partners, shall be conducted in accordance with the standard operating procedures attached as Appendix 1 hereto (the "SOPs"), which have been amended as of this date by mutual agreement of the parties. The SOPs have been mutually developed by BRF and BCM and the parties agree am implementation of and continuing conformance to the SOPs by BCM and its joint-venture partners is an important part of this Agreement.

         In particular, the obligation to physically separate feral and bred primate colonies in the manner specified in the SOPs is a critical component of the SOPs and BCM must use its best endeavors to meet this obligation during the Term. Appendix I may be further amended from time to time during the Term upon mutual written agreement of the parties,

11.      Inspection and Audit

         a. BRF shall have the right, during normal business hours, to inspect BCM's facilities for the purpose of observing production and maintenance activities, and auditing BCM's production records to ensure compliance with this Agreement, in each


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         case upon at least seventy-two (72) hours advance notice. For purposes of this Paragraph 11, "production records" shall include all operational documents (other than financial statements) relating to the day-to-day business of BCM (including, without limitation, inventory, veterinary and health records and worldwide export figures), where such records relate directly to BCM's distribution arrangement with BRF

         b. In addition to the inspection rights granted in Paragraph 11(a), throughout the Term, should BRF so request, BCM shall provide BRF with a half-yearly report, prepared by BCM's qualified independent auditor, which report shall be limited to stating whether BCM, as a corporation, is a viable on-going concern, and in good or other financial situation.

         Such reports shall be prepared on the basis of six-month periods and each shall be delivered to BRF as soon as possible after the auditors have examined the books of BCM. BRF hereby agrees to treat all such reports as confidential information, BRF will provide BCM with a copy each year of a Report by its qualified independent auditor, which report shall be limited to stating whether BRF, as a corporation is a viable on-going concern, and in good or other financial situation.

         c. In order to permit the parties of this agreement to be continually updated on each other's on-going operations, BCM and BRF agree to meet and conduct biennial reviews of their respective primate operations throughout the Term. Such biennial business reviews will be scheduled on dates which are mutually convenient for the parties attending, with reviews being scheduled such that one review takes place in Mauritius and the other in either the United States or London. Each of the parties shall bear the costs and expenses associated with its representatives attending any business review.

12.      Employment and Non-Competition

         BCM agrees to continue to employ the Griffiths throughout the Term (unless they become unfit to carry out their job). During the Term and for a period of three (3) years thereafter, each of the Griffiths further agrees not to engage, directly or indirectly, as a supplier or consultant to, or an employee, officer, director, stockholder, partner or other owner or participant in, or lend his or her name to any business entity in activities anywhere in the world which utilize or involve Mauritius primates in competition with the primate business then conducted by BCM or BRF with the specific exception of BFC Ltd in Israel, provided BRF is not in material breach of the agreement at the time, or fails to renew the agreement. However this clause is not to be included in the automatic renewal period except if Mary Ann and Owen Griffiths are still associated with or employed by BCM at that time.

13.      Breeding and Competition by BRF


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         a. BCM expressly acknowledges and agrees that BRF or any subsidiary or related company may, but only with approval of BCM, use all or any portion of the Primates purchased from BCM as breeding stock for the establishment of one or more breeding colonies in the United States or elsewhere in the world.

         b. In the event BRF obtains approval from BCM during the Term to establish an independent venture dedicated to breeding and distribution of purpose-bred B-virus free cynomologus primates sourced from BCM, BRF agrees to offer BCM and/or the Mauritian shareholders of BCM the opportunity to participate as a joint-venture partner or equity holder in such venture, an reasonable business terms, provided that BCM is not in material breach of this agreement at the time such venture is proposed.

         c. BRF or any subsidiary or related company agrees not to competitively engage in the trapping, breeding or exporting of primates in Mauritius during the Term. However, should BCM be unable to meet the minimums (of captive bred monkeys) for any given year, BRF may purchase from other Mauritian suppliers an amount equal to the shortfall for that year. In addition, BRF agrees not to so compete in such activities with BCM in Mauritius for three (3) years after the end of the Term, but if and only if the failure to not renew or extend this Agreement shall have been solely at BRF's election for business reasons not covered by or resulting from the unreasonable actions of BCM hereunder.

14.       Restrictions on Use

         BCM is required to inform BRF that the Government of Mauritius prohibits the use of feral or bred primates for certain purposes. Accordingly, BCM has advised BRF that use of Mauritian primates for any of the following purposes is prohibited by Mauritian law; (i) munitions testing for military research; (ii) radiation (other than routine diagnostic x-rays); (iii) unmanned space flights; and (iv) vivisection that sets the animal under heavy stress or torture.

15.      Termination

         a. Either party shall have the right to terminate this Agreement during the Term if:

             (i) the other party fails to remedy or to commence reasonable corrective action to remedy any default in the performance of any material condition or obligation under this Agreement within thirty
         (30) days of written notice thereof; or

            (ii) the other party files a petition in bankruptcy, or enters into any arrangement with its creditors, or applies for and consents to the appointment of a receiver or trustee, or makes an assignment for the benefit of creditors, or suffers or permits the entry of an order adjudicating it to be bankrupt or insolvent.


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



         b. The failure of either party to terminate this Agreement by reason of the breach of any of its material provisions by the other party shall not be construed as a waiver of the rights or remedies available for any subsequent breach of the terms and provisions of this Agreement.

16.      Termination of Current Agreement

         a. Upon execution of this Agreement, the Distribution Agreement dated as of June 1, 1994, among CRL, BRF, BCM and the Griffiths shall terminate and shall have no further force or effect.

17.      Supply to Israel

         BCM hereby agrees not to supply more than a total of five hundred
         (500) female primates to Israel through delivery of animals prior to or during the terms of this agreement provided, however, BCM may contribute up to 50 additional animals per year to replace animals culled or dead. If not applied in one year this quantity may be carried forward to the subsequent year. In the event of a catastrophic loss of more than one hundred (100) animals, the number lost may be replaced in that year, such that the total of Mauritian source animals does not exceed 500 females.

18.      Force Majeure

         Neither party shall be responsible for any failure to comply with the terms of this Agreement, except for failure to make timely payments hereunder, where such failure is due to force majeure, which shall include, without limitation, cyclones, fire, flood, explosion, strike, labor dispute, labor shortages, picketing, lockout, transportation embargo or failures or delays in transportation, strikes or labor disputes affecting supplies, or other governments or any agency thereof, or judicial action, and all Government actions preventing the export of monkeys. The time for performance where delay is excusable hereunder shall be extended by a period of time equal to the time lost by reason of the excused delay.

19.      Expenses

         Each of the parties to this Agreement shall bear its own expenses (including, without limitation, all compensation and expenses of counsel, financial advisors, consultants and independent accountants) incurred in connection with the preparation and execution of this Agreement and consummation of the transactions contemplated herein.

20.      public Disclosure

         Each of the parties to this Agreement hereby agrees with the other parties that, except as may be required to comply with the requirements of applicable law, no press release or similar public announcement or communication will be made or caused to be made at any time whatsoever concerning the execution or performance of this Agreement unless specifically approved in advance by BRF and BCM.

21.      Notices

         Any notice or other communications required under this Agreement shall be in writing (including telecopy communications), and shall be sent by registered mail, telecopier or courier as follows:

(a)      if to BRF, addressed to:

         Charles River BRF, Inc.
         305 Almeda Genoa Road
         Houston, TX 77047, USA
         Attention: President
         Fax: (713) 433-6971

with a copy to:

(b)      Charles River Laboratories, Inc.
         251 Ballardvale Street
         Wilmington, MA 01887, USA
         Attention: General Counsel
         Fax: (508) 988-5665

(b)      if to BCM, addressed to:

         Bioculture Mauritius Ltd,
         Senneville
         Riviere des Anguilles
         Mauritius
         Attention: Mr. Owen Griffiths
                         Fax: 230-6262-844

         Any party hereto shall be entitled to specify a different address by giving written notice as aforesaid to the other parties. All notices shall be deemed to have been duly given or made when delivered personally, or by facsimile or upon appropriate telex confirmation or upon fifteen (15) business days after being deposited in the mail, postage prepaid.

22.      Section Headings

         The paragraph headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement,


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



23.      Counterparts

         This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

24.      Amendment: Waiver

         This Agreement may not be amended or modified except by a written document duly executed by BRF and BCM. Waiver of any term of condition of this Agreement shall only be effective if in writing and shall not be construed as a waiver of any subsequent breach or waiver of the same term or condition, or a waiver of any other term or condition of this Agreement.

25.      Entire Agreement

         This Agreement (i) constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, both written and oral, among the parties, with respect to the subject matter hereof and (ii) is not intended to confer upon any other persons any rights Or remedies hereunder.

26.      Saving Clause

         Should any clause or part of any clause of this Agreement be declared null and void, it shall not affect the validity of this Agreement or any other clauses contained herein, and the said other clauses will remain in full force and effect between the parties.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, or caused this Agreement to be duly executed by their authorized representatives as of the date first above written.


                                        CHARLES RIVER BRF, INC.

                                        By: /s/ Dr. Rajinder Bhalla
                                           -------------------------------------
                                            Dr. Rajinder Bhalla, President


                                        CHARLES RIVER LABORATORIES, INC.

                                        By: /s/ James C. Foster
                                           -------------------------------------
                                            James C. Foster, President


                                        BIOCULTURE MAURITIUS LTD.

                                        By: /s/ Owen Lee Griffiths
                                           -------------------------------------
                                            Owen Lee Griffiths, Director, and
                                            individually as applies to
                                            Paragraph 12 only


                                        BIOCULTURE MAURITIUS LTD.

                                        By: /s/ Mary Ann Griffiths
                                           -------------------------------------
                                            Mary Ann Griffiths, Director, and
                                            individually as applies to
                                            Paragraph 12 only


                                           /s/ Elizabeth Mary Rountree
                                           -------------------------------------
                                           Elizabeth Mary Rountree, Director



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